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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A (File No. 33-44964) of our report dated May 11, 2001, relating to the financial statements and financial highlights, which appear in the March 31, 2001 Annual Report to Shareholders of the 1st Source Monogram Income Equity Fund, 1st Source Monogram Diversified Equity Fund, 1st Source Monogram Special Equity Fund, and 1st Source Monogram Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
Columbus, Ohio
July 27, 2001